Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside

Principal at Risk Securities Linked to the State Street® Energy Select Sector SPDR® ETF due October 25, 2027

Term Sheet to Preliminary Pricing Supplement dated August 17, 2026

Summary of Terms	Hypothetical Payout Profile***

Issuer:	Bank of Montreal
Market Measure:	State Street® Energy Select Sector SPDR® ETF (the “Underlier”)
Pricing Date*:	August 20, 2026
Issue Date*:	August 25, 2026
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending value is greater than the starting value:

$1,000 plus the lesser of: (i) $1,000 × underlier return × upside participation rate; and (ii) the maximum return;

•    if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value:

$1,000; or

•    if the ending value is less than the threshold value:

$1,000 + ($1,000 × underlier return)

Stated Maturity Date*:	October 25, 2027
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the calculation day
Maximum Return:	At least 27.45% of the face amount per security, to be determined on the pricing date
Threshold Value:	95% of the starting value
Upside Participation Rate:	300%
Underlier Return:	(ending value – starting value) / starting value
Calculation Day*:	October 20, 2027
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and a distribution expense fee of up to 0.075%
CUSIP:	06376M2D5
Material Tax Consequences:	See the preliminary pricing supplement

*subject to change

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending value is less than the threshold value, you will have full downside exposure to the decrease in the value of the Underlier from the starting value and will lose more than 5%, and possibly all, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $970.50 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $921.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926010471/d817261424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Ending Value Is Less Than The Threshold Value, You Will Lose More Than 5%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Underlier.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underlier.

o	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

o	Changes That Affect The Underlier Or The Fund Underlying Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underlier.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Fund Underlying Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

o	An Investment Linked To The Shares Of The Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

o	There Are Risks Associated With The Underlier.

o	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

•	The Equity Securities Composing The Underlier Are Concentrated In The Energy Sector.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

2